                                   EXHIBIT 11.
           STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE (RESTATED)

                     YEAR ENDED DECEMBER 31,                                          1996 (Restated)
--------------------------------------------------------------------------------------------------------
                                                                                             ASSUMING
                                                                            PRIMARY        FULL DILUTION
                                                                         -------------     -------------
WEIGHTED AVERAGE OF OUTSTANDING
SHARES                                                                      28,472,608       28,472,608

COMMON EQUIVALENT SHARES:
     OUTSTANDING STOCK OPTIONS                                                 664,753          747,228

OTHER POTENTIALLY DILUTIVE SECURITIES:
    CONVERTIBLE DEBENTURES (1)                                                     N/A        2,396,283
                                                                         -------------     ------------
SHARES USED IN COMPUTING
NET INCOME PER SHARE                                                        29,137,361       31,616,119
                                                                         =============     ============

NET INCOME BEFORE EXTRAORDINARY ITEM                                     $   7,961,755     $  7,961,755

EXTRAORDINARY ITEM                                                           1,980,000        1,980,000

ADJUSTMENTS ASSUMING FULL DILUTION:
    INTEREST EXPENSE, NET OF TAXES (1)                                             N/A        1,412,118
                                                                         -------------     ------------
NET INCOME                                                               $   9,941,755     $ 11,353,873
                                                                         =============     ============

INCOME PER SHARE BEFORE EXTRAORDINARY ITEM                               $       0.273     $      0.296

EXTRAORDINARY ITEM PER SHARE                                                     0.068            0.063

DILUTION PERCENTAGE ASSUMING FULL DILUTION (2)                                     N/A             -5.3%

NET INCOME PER SHARE                                                     $        0.34     $       0.34
                                                                         =============     ============

NOTES:

(1) The convertible debentures were converted to common stock on August 14, 1996. Accordingly, the effects of an assumed conversion are included in year-to-date earnings per share only through that date.

(2) Provided that dilution is greater than 3%, the convertible debentures are considered dilutive in the calculation and presentation of per share data.

Note:    Subsidiary stock options that enable holders to obtain subsidiary's common stock are included in computing the subsidiary's earnings per share, to the extent dilutive. Those earnings per share data are included in the company's per share computations, to the extent dilutive, based on the company's holdings of the subsidiary's common stock. For the three months and twelve months ended December 31, 1996, all such subsidiary stock options were anti-dilutive.